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                                                                    EXHIBIT 10.9





                          NEXTEL COMMUNICATIONS, INC.
                            SEVERANCE BENEFITS PLAN






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                       THE NEXTEL SEVERANCE BENEFITS PLAN
                          AND SUMMARY PLAN DESCRIPTION


INTRODUCTION

Nextel Communications, Inc. ("Nextel") has established The Nextel Severance Benefits Plan (the "Plan") to provide severance benefits to certain eligible employees who are involuntarily separated by Nextel or one of its wholly owned subsidiaries. The severance benefit is paid to eligible employees to assist them during their time of unemployment. The effective date of the Plan is January 01, 2001. As of the effective date, the Plan replaces all previous severance or separation pay plans and arrangements maintained by Nextel.

DEFINITIONS

ANNUAL EARNINGS mean the annualized base salary of the employee as of the Separation Date, without regard to overtime, bonus, incentive payments or commission payments.

SERVICE means all periods of employment with Nextel. Service also may include periods of employment with a company that was acquired by Nextel, if the employee was an active employee or on disability, military, or other leave of absence at the time of the acquisition. Service does not include any period of employment for which the employee has received separation (severance) pay under the Plan or under any similar plan of Nextel, or any other predecessor company, or service before retirement from a predecessor company.

SEPARATION DATE means the last date of employment by Nextel.

ELIGIBILITY

Eligible Employees

Eligible employees are those who:

        |_| Are employed by Nextel on a full-time (if regularly scheduled to work 30 hours or more per week) basis; and

        |_| Experience, through no fault of their own, an involuntary separation of employment that is intended to be permanent as a result of:

                        (a) A reduction-in-force due to lack of work or other reasons; or

                        (b) A determination by management that, due to business reasons, their performance or contribution to the business (although satisfactory) does not meet the needs of the business; and




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      |_|   Continue to perform their duties satisfactorily until the Separation
            Date.

Limitations on Eligibility

An employee shall not be eligible to receive benefits under the Plan if the employee:

    1. Is terminated for cause, including but not limited to, failure to meet the performance requirements of the position, policy violation, theft, gross misconduct, etc.; or

    2. Fails or refuses to return all Nextel property in the employee's possession, and/or fails to clear all expenses and other financial accounts, as of the Separation Date. (Examples of Nextel property include, without limitation: Nextel security badges, office keys, and all Nextel documents, files and computer disks. Examples of accounts to be cleared include, without limitation: the completion and reconciliation of expense accounts and the pay-off of loans and other financial obligations owing by the employee to Nextel); or

    3.  Resigns or otherwise voluntarily terminates his or her employment; or

    4. Is terminated by temporary layoff or furlough, except that if Nextel elects to convert the temporary layoff or furlough into a permanent layoff, severance benefits may then be payable as of the effective date of permanent layoff if the employee otherwise is eligible for benefits under the Plan; or

    5. Is on a leave of absence, except that if an employee is released to return to work from an approved leave of absence and Nextel has no assignment for the employee, he/she will be eligible for severance benefits; or

    6. Is offered a position within Nextel (not involving relocation as defined by the IRS and providing the same or greater Annual Earnings) in lieu of termination, but fails or refuses to accept it; or

    7. Is terminated because of Nextel's sale or transfer of all or part of its assets and his/her employment continues with the buyer or transferee company on the day after the transaction is completed; or

    8. Is terminated in connection with the "outsourcing" of operational functions, and he/she is offered comparable employment by the outsourcing vendor. For this purpose, comparable employment shall be defined as a position with substantially the same duties, at the same or greater base Annual Earnings, which does not require relocation (as defined by the IRS); or



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    9.  Is terminated from employment for failure to return to work following a leave of absence; or

    10. Retires; or

    11. Dies, at which time eligibility for severance benefits will end and all such benefit payments will cease; or

    12. Is separated from Nextel because he or she is no longer able to perform the essential functions of his/her job (with or without reasonable accommodation) because of a disability; or

    13. Is a part-time, temporary and casual employee, independent contractor or consultant; contract personnel assigned to work at Nextel by an outside employment agency or

    14. Is an employee employed by Nextel pursuant to a collective bargaining agreement or other written contract.

    15. Accepts a position, which requires relocation (as defined by the IRS), but later declines to relocate when such relocation becomes mandatory.

SEVERANCE BENEFITS

SALARY GRADES E6/S6 AND BELOW

Severance pay for employees in grades up to the E6/S6 level will be equal to:

        (a) Four (4) weeks of Annual Earnings, plus

        (b) one (1) week of Annual Earnings for each full or partial year of service, plus

        (c) additional weeks of Annual Earnings for each $10,000 of Annual earnings at or above $50,000 in accordance with the following schedule:




        Annual Earnings                     Additional Weeks Pay
        ---------------                     --------------------
        $50,000   to $69,999                              2
        $70,000   to $79,999                              4
        $80,000   to $89,999                              6
        $90,000 to  $99,999                               8
        $100,000 and over                          Continue schedule at
                                                   2 weeks per $10,000




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The maximum benefit payable for salary grades E6/S6and below is 26 weeks of severance pay. The minimum benefit payable for salary grades E6/S6 and below is 6 weeks of severance pay.

SALARY GRADES E7/S7 AND E8

For employees in salary grades E7/S7 and E8, severance pay will be equal to 6 months of the employee's Annual Earnings plus one month of Annual Earnings for each full or partial year of service up to a maximum of 9 months of Annual Earnings (i.e., an eligible employee with more than 2 years of service would receive 9 months of Annual Earnings). Employees at this level will also receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to a prorated portion of the annual bonus payment for the period ending on the Separation Date. These payments will be made when, and if, annual bonuses are paid for the applicable plan year and will be calculated based on the bonus goal achievement level for the employee's business unit.

SALARY GRADES EX1 AND ABOVE

For employees in salary grades EX1 and above, severance pay will be equal to 9 months of the employee's Annual Earnings plus one month of Annual Earnings for each full or partial year of service up to a maximum of 12 months of Annual Earnings (i.e., an eligible employee with more than 2 years of service would receive a maximum of 12 months of Annual Earnings). Employees at this level will also receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to prorated portion of the annual bonus payment for the period ending on the Separation Date. These payments will be made when, and if, annual bonuses are paid for the applicable plan and will be calculated based on the bonus goal achievement level for the employee's business unit.


RELEASE

To receive any severance pay benefit, an eligible employee must fully complete and execute a Release of Claims provided by Nextel at or near the time of termination. This Release includes a release of all known and unknown claims the employee has or may have against Nextel, as well as an agreement of confidentiality, non-disparagement, and non-solicitation. To be fully completed, the Release must be signed by the employee and must become irrevocable in accordance with applicable law.



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METHOD OF PAYMENT

Generally, payment of severance benefits will be made in a lump sum. However, Nextel reserves the right to distribute severance benefits through periodic payments, in accordance with Nextel's regular pay frequency.


WITHHOLDING FOR TAXES

All severance pay benefits shall be reduced by any applicable federal, state or local tax withholdings.

TERMINATION OF SEVERANCE BENEFITS

If the former employee is receiving severance pay benefits through periodic payments and Nextel discovers that the employee has failed to return all Nextel property; has disclosed to or used confidential information about Nextel for the benefit of a third party; has engaged in unfair competition with Nextel; has defamed Nextel; or has attempted to entice other employees of Nextel to work for a competitor; severance pay benefits will cease immediately.

If a former employee dies before all payments have been made under the Plan, severance pay benefits will cease. No benefits will continue to a beneficiary.

EMPLOYEES WHO RETURN TO WORK

If an employee becomes eligible for benefits under the Plan, and that employee later returns to work at Nextel before receiving all payments under the Plan, further severance benefit payments will cease effective with the rehire date.

If Nextel rehires a former employee to whom a lump sum payment has been made, the amount of the lump sum payment which, when converted into weeks of pay, exceeds the period of time for which the employee was not employed by Nextel, must be repaid. Although a lump sum repayment is preferred, other repayment arrangements, including voluntary payroll deduction against future earnings, may be initiated with the mutual written consent of the employee and Nextel in accordance with any applicable laws.

BENEFITS IMPLICATIONS

In the event an eligible employee receiving severance benefits under the Plan also is entitled to receive benefits under any retirement plan offered by Nextel, such eligible employee shall also receive all benefits due under such plans pursuant to the terms of such plans. The receipt of severance benefits under the Plan shall have no effect on the employee's right, if any, to benefits under any other employee pension or welfare benefit plan.



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GENERAL

Time Limits

All time limits refer to calendar days. If the expiration of any time limits of the Plan falls on a weekend or a holiday observed by Nextel, the time limit will be deemed to end on the next workday.

Source of Benefits

The benefits provided under the Plan shall be unfunded and payable solely from the general assets of Nextel.

Expenses

The expenses of operating and administering the Plan shall be borne entirely by Nextel.

Plan Sponsor and Administrator

Nextel shall be the "Plan Sponsor" and the "Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Administrator shall make any and all determinations required to be made in connection with the operation and administration of the Plan, including (without limitation) the determination of whether an employee is an eligible employee and the amount of any severance benefit payable hereunder. The Administrator shall have the discretionary power to interpret the provisions of the Plan as it may determine is necessary or appropriate for the operation and administration of the Plan.

Named Fiduciary

Nextel is the "named fiduciary" of the Plan within the meaning of ERISA, including the "named fiduciary" with the power to act with respect to the review of claims for benefits under the Plan.

Allocation and Delegation of Responsibilities

Nextel may allocate any of its responsibilities for the operation and administration of the Plan to any officer or association of Nextel. It may also delegate any of its responsibilities under the Plan by designating, in writing, another person to carry out such responsibilities. Any such written designation shall become effective when executed by an officer of Nextel, and the designated person shall then be responsible for carrying out the responsibilities described in such writing.

No Individual Liability



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It is the express purpose and intention of Nextel that no individual liability whatsoever shall attach to, or be incurred by, any director, officer, employee, representative or agent of Nextel and its affiliated and related entities, parent and subsidiary corporations and partnerships, under, or by reason of the operation of, the Plan.

Claims and Review Procedures

Any employee who believes that the employee has not received the proper benefit under the Plan must file a written claim with the Administrator. The Administrator will review the claim and notify the employee of its decision in writing within 60 days after the claim is received.

If the Administrator denies a claim, in whole or in part, the Administrator's notice will set forth:

        1.  The specific reason(s) for the denial;

        2.  The Plan provision(s) on which the denial is based;

        3. A description of any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

        4. Information concerning the steps to be taken if the claimant wishes to submit the claim for further review.

If the claimant feels the denial of the claim is improper, the claimant, or the claimant's duly authorized representative, must file a written request for a full review of the claim. A request for review must be filed with the Administrator within 90 days after the claimant receives the notice of denial and should set forth all of the grounds upon which it is based, all facts in support of the request and any other matters the claimant (or the claimant's representative) deems pertinent. The Administrator will furnish the claimant with a final written decision within 60 days after receipt of the request for review.

Right to Amend or Discontinue

Nextel reserves the right at any time, and without prior or other approval of any employee or former employee, and without prior notice, to change, modify, amend, terminate, or discontinue the Plan for any or no reason.

Questions Regarding the Plan

Any employee having questions regarding the Plan or its application should direct them to Nextel's Sr. Vice President of Human Resources.

Date:  January 2, 2001              By:  {Randall C. Harris}



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                             YOUR RIGHTS UNDER ERISA


As a participant in the Plan, you are entitled to certain rights and protections under ERISA. Under ERISA, all participants are entitled to:

1. Examine, without charge, at the office of the Administrator of the Plan, the Plan document and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports; and

2. Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and the other Plan participants and their beneficiaries.

No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for benefits is denied, in whole or in part, you must receive a written explanation of the reason for the denial, and you have the right to have the Administrator review and reconsider your claim. (See "Claims and Review Procedures" above).

Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Administrator and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in state or federal court.

If it should happen that you are discriminated against for asserting your rights under ERISA, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor Management Services Administration, U.S. Department of Labor.




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                                ERISA INFORMATION



PLAN NAME

        The Nextel Severance Benefits Plan

PLAN IDENTIFICATION NUMBER

        Plan Identification No. 506

PLAN SPONSOR

        Nextel Communications, Inc.
        2001 Edmund Halley Drive
        Reston, VA  20191

ADMINISTRATOR

        Same as Plan Sponsor

EMPLOYER IDENTIFICATION NUMBER

        Tax ID No. 36-3939651

AGENT FOR SERVICE OF LEGAL PROCESS

        Service of legal process may be upon the Plan Administrator at the address shown above.

PLAN YEAR

        Calendar Year

TYPE OF PLAN

        Welfare Plan




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